EXHIBIT 10.7

Description of Verbal Agreement by and between My Cloudz, Inc. and Darren Long

My Cloudz, Inc., a Nevada corporation (the “Company”) and Darren Long are parties to an oral contract dated October 9, 2017. Mr. Long, the Chief Executive Officer and Chairman of the Board of Directors of the Company, has provided the Gridiron MVP™ formulations (the “Formulations”) to the Company at no charge to the Company. The Company has the exclusive right to develop CBD products with the Formulations. However, the Company is limited to developing only CBD products with the Formulations and as such does not have any rights to develop products that do not contain CBD with this formulation. This grant was granted by Mr. Long in connection with Mr. Long receiving 32,500,000 shares of common stock of the My Cloudz, Inc., a Nevada corporation, pursuant to that certain Share Exchange Agreement, by and among the Company, GridIron BioNutrients, Inc., a Nevada corporation (“GridIron BioNutrients”), and the holders of common stock of GridIron BioNutrients.